Exhibit (1)(b)


                                   1784 FUNDS
                            CERTIFICATE OF AMENDMENT
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST


         The undersigned, constituting a majority of the Trustees of 1784 Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to an Agreement and Declaration of Trust dated February 5, 1993 (the "Declaration"), do hereby certify, as provided by the provisions of the second sentence of Section 7 of the Declaration, by vote duly adopted by a majority of the Trustees on March 12, 1997, that the Declaration was duly amended by deleting Section 1 thereof in its entirety, and substituting therefor the following:

                  SECTION 1. This Trust shall be known as BOSTON 1784 FUNDS, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate this 27th day of May, 1997.


/S/ DAVID H. CARTER                                  /S/ KATHRYN FLACKE MUNCIL
-------------------                                  -------------------------
David H. Carter                                      Kathryn Flacke Muncil

/S/ TARRANT CUTLER                                   /S/ ROBERT A. NESHER
-------------------                                  -------------------------
Tarrant Cutler                                       Robert A. Nesher

/S/ KENNETH A. FROOT                                 /S/ ALVIN J. SILK
--------------------                                 -------------------------
Kenneth A. Froot                                     Alvin J. Silk

/S/ SARA L. JOHNSON
-------------------
Sara L. Johnson